Exhibit 10.25

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

AMENDED AND RESTATED MASTER AGREEMENT FOR PHARMACEUTICAL DEVELOPMENT SERVICES

1. Parties:	Patheon Pharmaceuticals Inc. (“Patheon”)

2110 East Galbraith Road

Cincinnati, Ohio 45237-1625

Orexigen Therapeutics, Inc. (“Client”)

3344 N. Torrey Pines Ct.

San Diego, CA 92037

2. Projects:	Patheon may agree from time to time to perform the pharmaceutical development services for the Client described in a Project Proposal duly completed and executed by Patheon and the Client in substantially the form attached hereto as Schedule B.

3. Contract:	Upon execution of a Project Proposal by Patheon and Client, this Agreement together with the Project Proposal (including: Part A Project Overview; Part B Pricing and Budget Summary; Part C Capital Requirements; Part D Key Technical Assumptions; and Part E High Level Timeline) will be a contract binding on the parties (“Contract”).

4. Legal Terms:	The Terms and Conditions attached hereto as Schedule A shall apply to each Project Proposal.

5.	Date of
Confidentiality
Agreement:	February 18, 2010.

6. Date:	March 12, 2010

Patheon Pharmaceuticals Inc.		Orexigen Therapeutics, Inc.

By:	/s/ Geoff Glass	By:	/s/ Michael A. Narachi

Name:	Geoff Glass	Name:	Michael A Narachi

Title:	Executive Vice President	Title:	President and Chief Executive Officer

		By:	/s/ Graham K. Cooper

		Name:	Graham K. Cooper

		Title:	Chief Financial Officer

Schedule A:

STANDARD TERMS AND CONDITIONS

FOR

PHARMACEUTICAL DEVELOPMENT SERVICES

(Certain capitalized terms used herein but not defined are defined in the Project Proposal)

1.	Services, Specific Proposals, Personnel, Records and Reports

A.	Services

(a) Patheon and Client shall execute a mutually acceptable Project Proposal when the parties desire to begin the Services set forth therein. If there is a conflict between the terms contained in any Project Proposal and this Contract, the terms of this Contract shall control, unless specifically agreed upon to the contrary in the Project Proposal. No obligation shall be incurred by either party unless a Project Proposal has been executed by the authorized agents of both parties.

(b) Patheon will conduct the Services in accordance with the Project Proposal(s), which may be amended from time to time upon the mutual agreement of the parties. If an amendment requires additional or different work on the part of the Patheon, Patheon may agree to conduct this work and will be paid at Patheon’s then prevailing hourly rates, as agreed upon by Client. Patheon agrees not to intentionally change or deviate in any material manner from the Project Proposals without Client’s prior written approval.

(c) The parties acknowledge that while performing the Services additional costs may be incurred by Patheon as a result of unforeseen procedural changes which do not amount to or require a change in the Project Proposals, but which are deemed necessary by Patheon to successfully perform the Services. If this occurs, Patheon shall obtain the Client’s prior written agreement as to the necessity and additional cost thereof.

(d) Patheon will comply with all applicable Laws (as defined below) while performing the Services. If applicable, Patheon will perform the Services in compliance with the current good laboratory practices of the appropriate Authority (as defined below).

(e) For the purposes of this Contract, (i) “Laws” shall mean all applicable laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority, including, but not limited to, the Federal Food, Drug and Cosmetic Act (as amended from time to time), together with any regulations promulgated thereunder, including current good manufacturing practices (“cGMPs”) and (ii) “Authority” shall mean any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal, including, but not limited to, the United States Food and Drug Administration (the “FDA”).

B.	Specific Proposals

(a) Exhibits A, B and C attached hereto contain specific Project Proposals for Patheon’s Services related to Client’s proposed [***], Client’s proposed [* * *] and Client’s proposed [* * *], respectively.

(b) Patheon and Client shall execute the [* * *] and commence the Services as of the Effective Date. [* * *].

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C.	Personnel

Patheon will arrange for qualified personnel to support Patheon’s obligations under this Contract. Patheon represents that none of its employees who are to participate in the Services have been debarred and none of such employees are, to the best of Patheon’s knowledge, under consideration to be debarred by the FDA from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended or by any other Authority under any applicable Laws.

D.	Records and Reports.

(a) Patheon will keep complete and accurate records of the status and progress of each Project Proposal, including any more specific requirements which may be set forth in any Project Proposal.

(b) Patheon will furnish a report or data containing information as specified in the Project Proposals.

(c) All reports and any supporting documentation originating with Patheon, in whatever form (e.g., laboratory notebooks, original data, slides, photographs, etc.) are and shall be the Client’s sole and exclusive property. At Client’s cost and expense, if Client requires Client’s property to be held by Patheon, Patheon shall store Client’s property as agreed upon in the Project Proposals. Upon reasonable advance notice, Client’s representatives shall have reasonable access to this material, and shall have the right to obtain originals or certified legible photocopies, at the Client’s option, of the raw data and supporting documentation, at no additional expense.

2.	Payment and Deposit:

A.	Payment

(a)	Client shall pay Patheon for the Services as outlined in this Contract and for any Changes which shall be invoiced separately at Patheon’s then prevailing hourly rates.

(b)	If Client causes any delay to Patheon’s provision of Services for reason within its control (such as a delay in responding to a Patheon inquiry or a delay in the delivery of the active pharmaceutical ingredient (“API”)), then Patheon shall be entitled to charge the Client for any additional reasonable costs incurred in the provision of the Services as a result of the delay.

(c)	Patheon invoices may be issued upon completion of each milestone set out in the Budget Summary. Client will pay all undisputed invoices within [***] days of the date of confirmed facsimile or email transmission of the invoice to the facsimile number and/or email address stipulated by the Client.

B.	Deposit (if Applicable as per the Budget Summary)

(a)	Prior to the commencement of the Services, Client shall deliver to Patheon the deposit (“Deposit”) set out in the Budget Summary.

(b)	Deposit shall be held by Patheon until the Services are fully completed or until this Contract expires or is terminated in accordance with Section 4.

(c)	Deposit shall be credited towards the final invoice for the Services and any remaining balance shall be returned to the Client.

(d)	Patheon may apply all or a portion of the Deposit against any undisputed accounts overdue in excess of 60 days from the date of the invoice.

(e)	Patheon may, at its option, suspend all Services until such time as any outstanding invoices have been paid in full and the original amount of the Deposit has been replenished.

3.	Supply of API and Materials:

(a)	Client will provide Patheon with sufficient amounts of all compounds, materials, or other substances meeting relevant specifications, including the API (“Development Materials”) with which to perform the Services, as well as such complete and accurate data as is reasonably necessary to apprise Patheon of the stability, proper storage and safe handling requirements of the Development Materials. Patheon agrees that Development Materials shall be considered Confidential Information (as defined in the Confidentiality Agreement) under this Contract, and further agrees not to analyze or modify the Development Materials except as necessary to perform Services hereunder, without the prior written consent of Client.

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(b)	The costs of all third party suppliers’ fees and the purchase of project specific items (such as raw materials, excipients, packaging, special equipment, tooling, change parts, laboratory columns and reagents, reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia) necessary for Patheon to perform the Services shall be purchased by Patheon and charged to Client at Patheon’s cost plus an additional [***]% as a handling charge. Patheon shall obtain Client’s prior written approval for all such expenses in excess of $[* * *].

(c)	If applicable, Patheon and the Client will cooperate and provide such assistance to each other as may be reasonably necessary to permit the import of the API and other materials into the country where the Services will be performed.

4.	Termination:

(a)	Either party may terminate this Contract if the other party is in material breach of any provisions of this Contract and the other party fails to remedy such breach within [* * *] days of the date of notice of such breach by the non-breaching party.

(b)	Client may terminate this Contract or any Project Proposal hereunder immediately for any business reason.

(c)	Any re-scheduling of any part of the Services beyond [* * *] days requested by Client shall, at Patheon’s option, be deemed to be a termination of the Contract.

(d)	Upon completion or expiry of the Contract or if the Client terminates the Contract for any business reason or if Patheon terminates the Contract because of: (i) Client’s failure to cure any default within the [* * *] day notice period; or (ii) Client rescheduling any part of the Services beyond the [* * *] days, then Client shall pay to Patheon:

•	any fees and expenses due to Patheon for the Services rendered up to the date of completion, expiry or termination;

•

all actual costs incurred by Patheon to complete activities associated with the completion, expiry or termination and close of the Services rendered up to the date of completion, expiry or termination including, without limitation disposal fees that may be payable in respect of any materials and supplies owned by the Client to be disposed of by Patheon; and

•	any additional costs incurred by Patheon in connection with the Services that are required to fulfill applicable regulatory and contractual requirements.

(e)	Client shall arrange for the pickup from the Patheon site of all materials and supplies owned by Client within [* * *] days after the earlier of the completion, termination or expiration of this Contract. Patheon shall charge a $[* * *] per square foot per [* * *] storage fee for all materials and supplies stored at the Patheon site after the [* * *] day following the completion, termination or expiration of the Contract.

5.	Intellectual Property:

A.	Inventions

(a) For the term of this Contract, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable and non-sub licensable license of Client’s Intellectual Property (as defined below) which Patheon must use in order to perform the Services.

(b) All Inventions (as defined below) and Intellectual Property generated or derived by Patheon while performing the Services, to the extent it is specific to the development, manufacture, use, and sale of Client’s products or API that are the subject of the Services (including, but not limited to, any new use, new formulation, including those developed pursuant to a Project Proposal, or any change in the method of producing, testing or storing any product), will be the exclusive property of Client. Patheon will execute such instruments as will be required to evidence or effectuate the Client’s ownership of any such Inventions or other Intellectual Property, and will cooperate upon reasonable request in the prosecution of patents and other Intellectual Property rights related thereto.

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(c) All Patheon Intellectual Property (as defined below) will be the exclusive property of Patheon. Patheon hereby grants to Client a worldwide perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable and sub licensable license to use the Patheon Intellectual Property used by Patheon to perform the Services to enable Client to develop, manufacture and have manufactured the product(s) created in connection with the Project Proposals and the Services and to use, import, export, offer to sell, and sell the same, with full right to sublicense to any third party in connection with the development, manufacture, sale or distribution of such products.

(d) Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e) Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the products or processes or technology owned or otherwise controlled by the party that are related to the Services and/or the Project Proposal(s).

(f) For the purposes of this Contract:

(i) “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;

(ii) “Invention” shall mean information about or relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

(iii) “Client Intellectual Property” shall mean Intellectual Property generated or derived by Client before entering into this Contract, or by Patheon while performing any Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to the development, manufacture, use, and/or sale of Client’s product or API that are the subject of the Services (including, but not limited to, any new use, new formulation or any change in the method of producing, testing or storing any such product), including but not limited to (i) any regulatory filings, formulations, or chemical compositions relating to such products, and (ii) any and all Confidential Information (as defined in the Confidentiality Agreement) of Client, including any chemical structures, composition of matter rights, process technology and other Inventions owned or controlled by Client; and

(iv) “Patheon Intellectual Property” shall mean Intellectual Property generated or derived by Patheon before performing any Services, Intellectual Property developed by Patheon while performing the Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, Client’s API or product(s) that are the subject of the Services including, without limitation, Inventions and Intellectual Property which may generally apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements such Product(s);

B.	Intellectual Property.

Subject to Section 5(A) above, all Client Intellectual Property will be owned by Client and all Patheon Intellectual Property will be owned by Patheon. Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Contract. Each party hereby acknowledges that it does not have, and will not acquire any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed. Each party agrees not to use any trademarks or trade names of the other party, except as specifically authorized by the other party in writing both as to the names or marks which may be used and as to the manner and prominence of use. All goodwill in any trademarks will inure to the benefit of the trademark owner. Client, in its sole discretion, will determine the trademarks and trade names owned or licensed by Client to be used in connection with the products related to the Services and/or Project Proposals, including without limitation, the trademarks and trade names which may appear on the labels, packaging, and any promotional or other materials related to such products. Patheon will use those trademarks and trade names notified by Client to Patheon for use in the labeling and packaging of such products, and Patheon will use only such notified trademarks and trade names for such purpose. Upon expiration or termination of this Contract, Patheon will immediately cease using all of Client’s trademarks and trade names.

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6.	Indemnity:

A.	Consequential Damages.

Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

B.	Limitation of Liability.

Except for any liability arising under Section 6(C) and Section 6(E) below,

(a)	If Patheon fails to materially perform any part of the Services in accordance with the terms of this Contract, then Client’s sole remedy, subject to subparagraph (b), shall be to request Patheon to:

•	repeat that part of the Service at Patheon’s costs provided that Client provides the API; or

•	reimburse Client for the price for that part of the Service, excluding the cost of the API.

(b)	Under no circumstances whatsoever shall Patheon reimburse Client for the cost of the API except as may otherwise be agreed in the event of Patheon’s gross negligence or willful misconduct in respect of the API. Client acknowledges that the Services involve scientific experiments that require the use of judgment and any loss of API in exercising such judgment shall not be regarded as loss due to Patheon’s negligence or willful misconduct.

C.	Patheon.

Patheon agrees to defend, indemnify, and hold Client, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and/or in favour of third parties (other than affiliates) resulting from, or relating to (i) a failure by Patheon to perform the Services in accordance with the Project Proposals, current good laboratory practices, or applicable Laws, as applicable, or (ii) any other breach of this Contract by Patheon, including, without limitation, any representation, warranty or covenant contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Client, its officers, employees, agents, or affiliates.

D.	Client.

Client agrees to defend, indemnify, and hold Patheon, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than affiliates) resulting from, or relating to (i) any claim of infringement or alleged infringement of any intellectual property rights of a third party, or any portion thereof, or (ii) any claim of personal injury or property damage to the extent that the injury or damage is the result of a breach of this Contract by Client, including, without limitation, any representation, warranty or covenant contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, agents or affiliates.

E.	Indemnification Procedure

If a claim occurs for which a party has an indemnification obligation under Section 6(C) or 6(D) above, the indemnified party (the “Indemnitee”) will: (a) promptly notify the indemnifying party (the “Indemnitor”) in writing of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with the Indemnitor in the defense of the claim; and (d) permit the Indemnitor to control the defense and settlement of the claim, with counsel reasonably satisfactory to the Indemnitee, all at the Indemnitor ‘s cost and expense. If the Indemnitor assumes the defense of the claim, the Indemnitee may participate in such defense with the Indemnitee’s own counsel who will be retained, at the Indemnitee’s sole cost and expense; provided, however, that neither the Indemnitor nor the Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor will have the right, upon written notice to the Indemnitee within [***] days after receipt of the Indemnitee’s written denial of consent, to pay to the Indemnitee, or to a trust for its or the applicable third party’s benefit, such amount established by such judgment or settlement in addition to all interest, costs or other charges relating thereto, together with all attorneys’ fees and expenses incurred to such date for which the Indemnitor is obligated under this Contract, if any, at which time the Indemnitor’s rights and obligations with respect to such claim will cease. The Indemnitor will not be liable for any settlement or other disposition of a claim by the Indemnitee which is reached without the written consent of the Indemnitor.

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F.	No Warranty

NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS CONTRACT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY IN RESPECT OF THE CLIENT’S PRODUCT.

7.	Regulatory Filings:

(a)	Client shall have the sole responsibility for filing of all documents with the applicable regulatory authority (such as the United States Food and Drug Administration (“FDA”), the Health Products and Food Branch of Health Canada or the European Medicine Evaluation Agency) (the “Regulatory Authority”) and to take any other actions that may be required for the receipt of approval from the Regulatory Authority for the commercial manufacture of the Client’s Product.

(b)	At least [* * *] days prior to filing any documents with the Regulatory Authority that incorporate data generated by Patheon, Client shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify the accuracy and regulatory validity of such documents as it relates to the Patheon-generated data.

(c)	If Patheon is selected as the commercial site of manufacture of the Product which is the subject of the Services under this Contract, then at least [* * *] days prior to filing with the Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) portion of the New Drug Application or of the Abbreviated New Drug Application, as the case may be, Client shall provide Patheon with a copy of the CMC portion as well as all supporting documents which have been relied upon to prepare the CMC portion. Such disclosure shall permit Patheon to verify that the CMC portion accurately describes the Services that Patheon has performed and the manufacturing processes that Patheon will perform pursuant to this Contract.

8.	Shipping (if applicable):

Shipments (if applicable) of Client’s Product shall be made EXW (as defined in INCOTERMS 2000) Patheon’s shipping point unless otherwise mutually agreed. Risk of loss or of damage to such Product shall transfer to the Client when the Product is loaded onto the carrier’s vehicle by Patheon for shipment at the EXW point. The Product shall be transported in accordance with the Client’s instructions.

9.	Miscellaneous:

A.	Assignment

Neither this Contract, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

B.	Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of such party, including, but not limited to, strikes or other labor disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

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C.	Survival

Any termination or expiration of this Contract shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Contract. The Confidentiality Agreement and sections 4, 5, 6 and 7 of the Contract shall survive the expiration or termination of this Contract.

D.	Independent Contractors

The parties are independent contractors and this Contract shall not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

E.	Confidentiality

(a)	The Confidentiality Agreement entered into between the parties shall apply to all confidential information about the parties and the Services to be conducted under this Contract and such Confidentiality Agreement is deemed to be incorporated herein by reference. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Contract, then the terms of the Confidentiality Agreement shall nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Contract and for [***] years thereafter.

(b)	Client covenants that it will use commercially reasonable efforts to obtain confidential treatment of certain mutually agreed upon terms of this Contract pursuant to Rule 24b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. Client will give Patheon a reasonable opportunity to review and comment upon the requested confidential treatment of this Contract prior to filing with the SEC.

F.	Other Terms

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Client or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Contract and is signed by both parties.

G.	Insurance

Each party shall maintain during the term of this Contract general liability and product liability insurance. Either party may request evidence of such insurance.

H.	Entire Agreement

This Contract constitutes the complete agreement between the parties with respect to this subject matter and supersedes all other prior agreements and understandings, whether written or oral, including the Master Agreement for Pharmaceutical Development Services between the parties dated February 16, 2007 as amended May 9, 2008. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties.

I.	Facsimile

This Contract may be signed in counterparts and by facsimile.

J.	Choice of Law

This Contract is governed by the laws of the State of New York without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.

K.	Affiliates of Patheon

Client agrees that the Services may be performed by an Affiliate of Patheon at the manufacturing facility where the Affiliate resides. Each Affiliate performing the Services will execute the appropriate Project Proposal which will bind the Affiliate to the terms and conditions contained herein. For purposes of this Agreement, “Affiliate” means an entity controlling, controlled by or under common control with Patheon, where control is defined as ownership, directly or indirectly, of more than 50% of the voting rights in the entity.

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Schedule B:

[FORM OF PROJECT PROPOSAL]

PROJECT PROPOSAL

UNDER

AMENDED AND RESTATED MASTER AGREEMENT FOR PHARMACEUTICAL DEVELOPMENT SERVICES

DATED MARCH 12, 2010

PROPOSAL # •

1. Product:	• (“Product”)

2. Indication:	•

3. Description of	See Budget Summary (Part B).
Services:

4. Payment and	See Budget Summary (Part B).
Currency:

5. API Reimbursement	[Not applicable] or [$• per kilogram to a maximum of $•]
Amount per Clause
6.B.(b) of Schedule A
to Master Agreement:

6. Effective Date:	•, 200•

7. Term:	From the Effective Date until completion by Patheon of the pharmaceutical development services under this Project Proposal.

8. Date:	•, 200•

Patheon Pharmaceuticals Inc.	Orexigen Therapeutics, Inc.

By:	By:

Name:	Name:

Title:	Title:

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Part A: Project Overview

[Project Overview to be inserted here]

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Part B: Pricing and Budget Summary

[Pricing and Budget Summary for Project to be inserted here]

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Part C: Capital Requirements

[Capital Requirements (if applicable) to be inserted here]

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Part D: Key Technical Assumptions

[Key Technical Assumptions to be inserted here]

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Part E: High Level Timeline

[High Level Timeline to be inserted here]

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